As filed with the Securities and Exchange Commission on April 30, 2026

Registration No. 333-173658

Registration No. 333-217448

Registration No. 333-258225

Registration No. 333-258226

Registration No. 333-173656

Registration No. 333-192988

Registration No. 333-258227

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173658

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217448

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258225

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258226

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-173656

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-192988

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258227

UNDER

THE SECURITIES ACT OF 1933

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0730780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PPG Place
Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)

PPG INDUSTRIES, INC. DEFERRED COMPENSATION PLAN

PPG INDUSTRIES, INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS

PPG INDUSTRIES EMPLOYEE SAVINGS PLAN

(Full title of the plan)

Joseph R. Gette, Esq.

Senior Vice President, General Counsel and Secretary

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pennsylvania 15272

(Name and address of agent for service)

(412) 434-3131

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

PPG Industries, Inc. Deferred Compensation Plan

PPG Industries, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 (this “Amendment”) to deregister shares of the Registrant’s common stock, par value $1.66 2/3 per share (“Common Stock”), and deferred compensation obligations which are unsecured obligations of the Registrant to pay deferred compensation in the future (“Deferred Compensation Obligations”) previously registered for issuance under the PPG Industries, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) by the Registrant pursuant to (i) the Registration Statement on Form S-8 (File No. 333-173658) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on April 21, 2011 (the “2011 Deferred Compensation Plan Registration Statement”), (ii) the Registration Statement on Form S-8 (File No.  333-217448) filed by the Registrant with the SEC on April 25, 2017 (the “2017 Deferred Compensation Plan Registration Statement”), and (iii) the Registration Statement on Form S-8 (File No. 333-258225) filed by the Registrant with the SEC on July 28, 2021 (together with the 2011 Deferred Compensation Plan Registration Statement and the 2017 Deferred Compensation Plan Registration Statement, the “Deferred Compensation Plan Registration Statements”). The Deferred Compensation Plan Registration Statements registered an aggregate of 200,000 shares of Common Stock and $200,000,000 of deferred compensation obligations for issuance under the Deferred Compensation Plan. The Deferred Compensation Plan Registration Statements hereby are amended to deregister all shares of Common Stock and deferred compensation obligations that previously were registered thereunder and that remain unissued under the Deferred Compensation Plans.

PPG Industries, Inc. Deferred Compensation Plan for Directors

The Registrant is filing this Amendment to deregister shares of Common Stock previously registered for issuance under the PPG Industries, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan for Directors”) by the Registrant pursuant to the Registration Statement on Form S-8 (File No. 333-258226) filed by the Registrant with the SEC on July 28, 2021 (the “Deferred Compensation Plan for Directors Registration Statement”). The Deferred Compensation Plan for Directors Registration Statement registered an aggregate of 80,000 shares of Common Stock for issuance under the Deferred Compensation Plan for Directors. The Deferred Compensation Plan for Directors Registration Statement hereby is amended to deregister all shares of Common Stock that were previously registered thereunder and that remain unissued under the Deferred Compensation Plan for Directors.

PPG Industries, Inc. Employee Savings Plan

The Registrant is filing this Amendment to deregister shares of Common Stock previously registered for issuance under the PPG Industries, Inc. Employee Savings Plan (the “Employee Savings Plan”) by the Registrant pursuant to (i)  the Registration Statement on Form S-8 (File No. 333-173656) filed by the Registrant with the SEC on April  21, 2011 (the “2011 Employee Savings Plan Registration Statement”), (ii) the Registration Statement on Form S-8 (File No. 333-192988) filed by the Registrant with the SEC on December 20, 2013 (the “2013 Employee Savings Plan Registration Statement”), and (iii) the Registration Statement on Form S-8 (File No. 333-258227) filed by the Registrant with the SEC on July 28, 2021 (the “2021 Employee Savings Plan Registration Statement”).

The 2011 Employee Savings Plan Registration Statement and the 2013 Employee Savings Plan Registration Statement registered an aggregate of 24,000,000 shares of Common Stock for issuance under the Employee Savings Plan. The 2011 Employee Savings Plan Registration Statement and the 2013 Employee Savings Plan Registration Statement hereby are amended to deregister all shares of Common Stock that were previously registered thereunder and that remain unissued under the Employee Savings Plan.

The 2021 Employee Savings Plan Registration Statement registered an aggregate of 9,000,000 shares of Common Stock for issuance under the Employee Savings Plan, of which 4,120,120 shares remained available for issuance as of the date of this Amendment. The 2021 Employee Savings Plan Registration Statement hereby is amended to deregister the 4,120,120 shares that were previously registered thereunder and that remain unissued under the Employee Savings Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 30th day of April, 2026.

PPG INDUSTRIES, INC.

By:	/s/ Vincent J. Morales
Vincent J. Morales
Senior Vice President and
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.